Exhibit 99.B(j)(2)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors

ING Series Fund, Inc.

We consent to the use of our report dated July 25, 2007, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

April 3, 2008